                                                                    EXHIBIT 12.1



                             PAINE WEBBER GROUP INC.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                            (In thousands of dollars)



                                                                            YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------------------------------------------
                                                         1996*            1995             1994             1993            1992
                                                      ----------       ----------       ----------       ----------       ----------
Income before taxes                                   $  558,999       $  102,677       $   44,385       $  407,576       $  339,115
                                                      ----------       ----------       ----------       ----------       ----------

Preferred stock dividends                                 43,712           36,260            1,710            5,828           27,789
                                                      ----------       ----------       ----------       ----------       ----------

Fixed charges:

   Interest                                            1,971,788        1,969,811        1,428,653        1,130,712          879,242

   Interest factor in rents                               54,537           59,491           51,102           50,133           45,962
                                                      ----------       ----------       ----------       ----------       ----------

   Total fixed charges                                 2,026,325        2,029,302        1,479,755        1,180,845          925,204
                                                      ----------       ----------       ----------       ----------       ----------

Total fixed charges and preferred
      stock dividends                                  2,070,037        2,065,562        1,481,465        1,186,673          952,993
                                                      ----------       ----------       ----------       ----------       ----------

Income before taxes and fixed charges                 $2,585,324       $2,131,979       $1,524,140       $1,588,421       $1,264,319
                                                      ==========       ==========       ==========       ==========       ==========

Ratio of earnings to fixed charges
 and preferred stock dividends                               1.2              1.0              1.0              1.3              1.3
                                                      ==========       ==========       ==========       ==========       ==========


For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends (tax effected), "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.


* Income before taxes includes minority interest in wholly owned subsidiary trust.